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                                                                 Exhibit 10.2(a)


INFORMATION DENOTED BY [*] HEREIN HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

   SERVICE AND SYSTEM ACCESS AGREEMENT BETWEEN UNITED TECHNOLOGIES CORPORATION
                          AND FREEMARKETS ONLINE, INC.

         This Service and System Access Agreement ("Agreement") is made this 14th day of January, 1999, effective as of January 1, 1999 ("Effective Date"), by and between United Technologies Corporation, a corporation organized and existing under the laws of the state of Delaware with an office and place of business at Hartford, Connecticut (hereinafter referred to as "United") and FreeMarkets OnLine, Inc., a corporation organized and existing under the laws of the state of Delaware with an office and place of business at 130 Seventh Street, Suite 500, Pittsburgh, PA 15222 (hereinafter referred to as "FreeMarkets" or "Seller"). For purposes of this Agreement, the rights granted to United under this Agreement shall also be deemed granted to any United "Affiliate," which shall mean any entity in which United owns more than 50% of the outstanding voting ownership interests, and shall also mean International Aero Engines, Inc.


         United wishes to be provided with, and FreeMarkets wishes to provide, the following: (i) a series of online and offline industrial market making project(s), including overall project management for these projects, and (ii) access to FreeMarkets' proprietary global online bidding system for the conduct of Competitive Bidding Events ("CBEs"), consisting of proprietary Bidware(R)/BidServer(R) software, computer and networking hardware and operating software used to conduct CBEs (the "System"). A CBE, the result of substantial preparation work with buyers and suppliers, is an online session where suppliers submit bids in an interactive fashion to establish market prices for the various materials or components desired to be purchased by United. The parties intend that FreeMarkets will assist United to achieve savings and supplier consolidation for purchased components and materials used in United's products. This Agreement is intended to address the specific understanding of the parties related to such projects and the provision of access to the System, including without limitation, provisions regarding confidentiality and exclusivity.

         In consideration of the premises and of the mutual promises of each party to the other herein contained, it is hereby mutually agreed as follows:

ARTICLE I - STATEMENT OF BUSINESS SERVICES, SYSTEM ACCESS, SCOPE OF WORK AND RESOURCE COMMITMENTS

a) TERM OF SERVICES. FreeMarkets agrees that during the period commencing on the 1st day of January, 1999 and ending on December 31, 2000 (the "Initial Term"), and during all renewal term(s) of this Agreement (if any) (any such renewal term(s) together with the Initial Term shall be collectively referred to herein as the "Term"), FreeMarkets will make available to United, to the extent, and in the manner hereinafter provided, its business services with respect to industrial market making and purchasing and access to the System.

b) PROJECT MANAGEMENT SERVICES. FreeMarkets will conduct a series of online and offline industrial market making project(s) (also known as sourcing project(s)) for the purposes of assisting United to achieve savings and supplier consolidation for purchased components and materials used in United's products, as identified by United from time to time. FreeMarkets will provide overall project management for these projects utilizing either the following FreeMarkets' market making process, organized into five phases, or the United sourcing process set forth in




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     Exhibit J attached hereto which is similar to the FreeMarkets process except that the United process does not include CBEs and related online industrial sourcing services:

         1. Phase 1: Identify Savings Opportunities - FreeMarkets will conduct detailed reviews of information on current and historic spending, as well as interviews of United staff to identify savings opportunities appropriate for utilizing the System or other sourcing processes.

         2. Phase 2: Prepare Total Cost Request For Quotation ("RFQ") - FreeMarkets will gather detailed information at the part level on quality, logistics, engineering, manufacturing, tooling, and commercial requirements. It will create bidding strategies designed to achieve United's desired results, including lot setting and reserve prices, then write and obtain buyer approval of RFQ(s), which RFQs shall include terms and conditions satisfactory to United, including, without limitation, government contract provisions when appropriate, insurance specifications, and confidentiality requirements.

         3. Phase 3: Identify, Screen, and Prepare Suppliers - FreeMarkets will obtain supplier selection criteria from United buyers for manufacturing capability, quality, delivery requirements, location, financial strength, etc. FreeMarkets will research and identify potential new suppliers, then screen all suppliers, including those that may be identified by United, against the selection criteria. FreeMarkets will gain buyer approval for final lists of suppliers, answer supplier questions on RFQs and, if applicable, train suppliers in the use of the System.

         4. Phase 4: Online Competitive Bidding Event(s) - FreeMarkets will provide access to the System for the conduct of CBEs. FreeMarkets will provide all necessary infrastructure (except local buyer and supplier site personal computers and other equipment) so that United can employ the System. FreeMarkets will also provide all technical support and necessary operations personnel, including training of United buyers in the use of the System (where United does not use the System, FreeMarkets will assist United with any offline supplier negotiations).

         5. Phase 5: Provide Savings Implementation Support - FreeMarkets will provide post-bid supplier cost breakdowns, analysis of award options, support for supplier qualification trips and other general implementation support as reasonably requested by United.

c) FREEMARKETS SOURCING PROJECTS. For purposes of this Agreement, a "FreeMarkets Sourcing Project" shall include any United sourcing project commenced before or during the Term where FreeMarkets provides one or more of the following services described above:

     (i)   Prepare the RFQ for the project;

     (ii)  Identify, screen and prepare suppliers for the project; and/or

     (iii) Provide access to the System  for the conduct of CBEs.

     Unless otherwise agreed by the parties, FreeMarkets Sourcing Projects shall not include sourcing projects related to products and services not purchased for use in United's products such as office supplies, travel and outside services. Within thirty (30) days of the Effective Date, FreeMarkets will provide to United

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     a schedule identifying each FreeMarkets Sourcing Project commenced prior to the Effective Date. Thereafter, FreeMarkets will provide to United a monthly schedule identifying each FreeMarkets Sourcing Project that was commenced during the prior month. Within thirty (30) days of receipt of any such schedule, United will notify FreeMarkets of any objection to such schedule and the parties will work to mutually resolve any such objections. No project will be designated as a FreeMarkets Sourcing Project unless the parties mutually agree to such designation, provided that if United fails to object to a designation within thirty (30) day of receipt of the schedule containing such designation, United will be deemed to have accepted such designation.

d) OVERALL PROJECT MANAGEMENT SERVICES. In addition to providing services related to FreeMarkets Sourcing Projects as described above, during the Term, FreeMarkets will provide the following services ("Overall Project Management Services") to United in connection with the United Sourcing Initiative as defined from time to time by the United personnel leading such initiative (the "Sourcing Initiative"): overall Sourcing Initiative planning and scheduling; assistance with tracking and reporting of savings achieved pursuant to the Sourcing Initiative [*] as defined in Article I k) below; assistance in high level purchasing problem solving; and, consulting with senior United managers engaged in the Sourcing Initiative. The Overall Project Management Services will be provided as reasonably requested by United, subject to the resource limitations in [*] FTE's set forth in Exhibit B attached hereto.

e) TRAINING. It is the intention of FreeMarkets to assist United in developing internal world class sourcing capability across its many businesses. In addition to Overall Project Management Services described above, FreeMarkets will provide training in online and offline sourcing processes to the United personnel working on FreeMarkets Sourcing Projects with FreeMarkets. FreeMarkets will also provide training classes to United personnel to assist United in the development of internal sourcing capabilities, including the ability to effectively utilize the System. FreeMarkets will provide up to [*] full day classes (maximum of [*] students in each class) during each calendar year of the Term. FreeMarkets will be prepared to provide such training classes beginning on January 31, 1999. Such training will include instruction regarding identification of savings opportunities (Phase 1), preparation of RFQs (Phase 2), identification, screening and preparation of suppliers (Phase 3), conducting CBEs using the System (Phase 4), and implementing savings (Phase
     5).

f) SOURCING STRATEGY DEVELOPMENT SERVICES. To further assist United in developing internal world class sourcing capability across its many businesses, as specifically requested by United, FreeMarkets will analyze and create sourcing strategies for the categories of spend which FreeMarkets helps United to source. Sourcing strategy development services set forth in this Article I f) will be provided as reasonably requested by United, subject to the resource limitations in [*] FTEs set forth in Exhibit B attached hereto.

g) PRODUCT SPEND SAVINGS GOAL. Throughout the Term, FreeMarkets will provide a complete market making team (the "FreeMarkets Market Making Team") which will provide services with respect to FreeMarkets Sourcing Projects, Overall Project Management Services and other services as described above. The FreeMarkets Market Making Team shall consist on average of the number of full time equivalent staff members set forth on Exhibit B attached hereto. The goal of FreeMarkets and United is to meet or exceed the savings goals set forth in Exhibit A. Specifically, FreeMarkets' goal will be

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     to help United generate [*] (the "Product Spend Savings Goal") in
     Implementable Savings (as defined below) for United in each calendar year of the Term. FreeMarkets does not guarantee that United can reach the Product Spend Savings Goal [*]. The results of the FreeMarkets Sourcing Projects and Overall Project Management Services for United will be highly dependent upon the support the FreeMarkets Market Making Team receives from United staff. FreeMarkets and United staff will cooperate to identify and execute Sourcing Projects, Training, Sourcing Strategy Development and Overall Project Management Services sufficient to deliver savings to United.

h) REPORTING. Throughout the Term, the FreeMarkets Market Making Team will schedule periodic review sessions with the United day-to-day teams and senior project sponsors as necessary to conduct the projects and maintain communication. On a monthly basis, FreeMarkets will provide the Vice President of Purchasing for United with a summary of FreeMarkets activities in support of the various United divisions and cross division purchasing product teams. The FreeMarkets Market Making Team will split its time between work at United site(s) and FreeMarkets' offices.

i) BIDWARE(R)/BIDSERVER(R)SOFTWARE. Subject to the terms of Article III e), throughout the Term, in consideration of the business service and System access fees set forth in Article II a), FreeMarkets will provide United and its Affiliates with any necessary license to use its proprietary BidWare(R)/BidServer(R)software pursuant to the terms of this Agreement and the Software License Agreement effective as of January 1, 1998 between United and FreeMarkets attached hereto as Exhibit E ("Software License Agreement") and will provide suppliers with any necessary license to use its proprietary BidWare(R)/BidServer(R) software pursuant to the terms of the standard FreeMarkets' supplier license agreement. These licenses are for any usage necessary to conduct CBEs under this Agreement, but do not extend beyond these projects or the Term.

j) SERVICE STANDARDS. FreeMarkets represents and warrants that during the Term, the System will perform in a manner necessary to carry out its obligations under this Agreement, including without limitation accurately processing date/time data from, into, and between the twentieth and twenty-first centuries (1999-2000), provided that all hardware and software with which the System exchanges data is year 2000 compliant. FreeMarkets' sole obligation under this performance warranty for the System shall be to remedy any nonconformance of the System. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR THE SOFTWARE LICENSE AGREEMENT, FREEMARKETS MAKES NO OTHER WARRANTIES REGARDING THE SYSTEM, ANY COMPETITIVE BIDDING EVENT, ANY SUPPLIER, OR UNITED'S PARTICIPATION IN ANY COMPETITIVE BIDDING EVENT, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

k) [*]. Subject to the terms of the Software License Agreement and the terms of the Service Agreement effective as of January 1, 1998 between United and FreeMarkets, FreeMarkets hereby continues to grant to United and its Affiliates [*] for any internal purpose, including any right possessed by FreeMarkets to use [*] for any internal purpose.

l) RENEWAL. At the request of United, FreeMarkets will extend this Agreement beyond the Initial Term for a period of one year subject to the same terms and

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     conditions for services, System access and compensation.

m) SUPPLIER SELECTION. In no event shall United be obligated hereunder to accept the lowest bid in a CBE or any other project hereunder.

ARTICLE II - COMPENSATION

     In consideration for the business services and System access provided by FreeMarkets hereunder, United agrees to pay FreeMarkets as follows:

a) BUSINESS SERVICE AND SYSTEM ACCESS FEES. An annual total of [*] million (including [*] in business service fees) and [*] in System access fees during each of 1999 and 2000, payable in equal monthly installments, as set forth in Article II f) and Exhibit B. Exhibit B is a complete schedule of business service and System access fees payable by United under this Agreement.

b) EXPENSE REIMBURSEMENT. Reimbursement for the cost of all reasonable and necessary traveling expenses, clerical expenses, telecommunications expenses, mailing, courier, blueprinting, printing, copying or stenographic services, in connection with the performance of the services hereunder. The estimated monthly expenses set forth on Exhibit B will be payable as set forth in Article II f).

c) ADDITIONAL COMPENSATION. In addition to the business service and System access fees and the expense reimbursement set forth above, FreeMarkets will earn additional bonus compensation provided the conditions set forth in this Agreement are met. Subject to the terms of Article II e) (Bonus Determinations), United will pay to FreeMarkets, the following additional bonus compensation earned by FreeMarkets:

     (i) United will pay to FreeMarkets an "Implementable Savings Bonus" equal to [*] of Implementable Savings (as defined below) for FreeMarkets Sourcing Projects; and

     (ii) United will pay to FreeMarkets an "Implemented Savings Bonus" equal to [*] of Implemented Savings (as defined below) for FreeMarkets Sourcing Projects; and

     (iii) Provided that the Implementable Savings for FreeMarkets Sourcing Projects for any calendar year during the Term equals or exceeds the Product Spend Savings Goal as defined in Article I g) for FreeMarkets Sourcing Projects, United will pay to FreeMarkets a Major Business Objective or "MBO Bonus" equal to [*] with respect to such year.

d) DEFINITIONS. For the purposes hereof:

     (i) "Implementable Savings" means a good faith estimate of the gross annualized savings stated in U.S. dollars expected to be implemented as a result of FreeMarkets Sourcing Projects as reported [*] or an alternative tracking and reporting system agreed upon by the parties. Implementable Savings shall include savings from all FreeMarkets Sourcing Projects commenced during or before the Term. Implementable Savings shall be determined [*] upon finalization of agreement(s) with selected supplier(s) based on volume estimates, non-price savings and elimination of any potential savings which are [*] at a site level to be too costly or too difficult to implement. Savings shall not be classified as "Implementable Savings" until [*] that any potential savings are implementable. Implementable

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           Savings (as reported [*] or an alternative tracking and reporting system agreed upon by the parties) shall not include any deduction for costs of implementation.

     (ii) "Implemented Savings" means a good faith estimate of [*] stated in U.S. dollars implemented as a result of FreeMarkets Sourcing Projects as reported using [*] or an alternative tracking and reporting system agreed upon by the parties. Implemented Savings shall be determined [*] upon acceptance of purchase orders by selected supplier(s) as a result of FreeMarkets Sourcing Projects and shall be based on [*] and [*]. Implemented Savings shall include savings from all FreeMarkets Sourcing Projects commenced [*]. Implemented Savings (as reported [*] or an alternative tracking and reporting system agreed upon by the parties) shall not include any deduction for non-incremental costs of implementation.

e)   BONUS DETERMINATIONS.

     (i) BILLING FOR IMPLEMENTABLE SAVINGS BONUS. No later than 15 days following the end of each calendar quarter (including the calendar quarter ending on December 31, 1998), FreeMarkets will submit to United a schedule and invoice (the "Implementable Savings Schedule") identifying the Implementable Savings with respect to all FreeMarkets Sourcing Projects conducted during or before such calendar quarter ([*] or an alternative tracking and reporting system agreed upon by the parties). The Implementable Savings Bonus with respect to FreeMarkets Sourcing Projects shall be determined based on excess of the cumulative Implementable Savings as of the end of such calendar quarter over the cumulative Implementable Savings as of the end of the immediately prior quarter. In the event that the cumulative Implementable Savings as of the end of such calendar quarter are less than the cumulative Implementable Savings as of the end of the immediately prior quarter, such shortfall shall be credited against any excess cumulative Implementable Savings in the following calendar quarters.

     (ii) BILLING FOR IMPLEMENTED SAVINGS BONUS. No later than 15 days following the end of each calendar quarter (including the calendar quarter ending on December 31, 1998), FreeMarkets will submit to United a schedule and invoice (the "Implemented Savings Schedule") identifying Implemented Savings with respect to all FreeMarkets Sourcing Projects conducted during or before such calendar quarter [*] or an alternative tracking and reporting system agreed upon by the parties). The Implemented Savings Bonus with respect to FreeMarkets Sourcing Projects shall be determined based on excess of the cumulative Implemented Savings as of the end of such calendar quarter over the cumulative Implemented Savings as of the end of the immediately prior calendar quarter. In the event that the cumulative Implemented Savings as of the end of the immediately subsequent quarter is less than the Implemented Savings as of the end of the immediately prior quarter, such shortfall shall be credited against any excess cumulative Implemented Savings in the following calendar quarters.

     (iii) BILLING FOR MBO BONUS. No later than 15 days following the end of each calendar year (including the calendar



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           year ending on December 31, 1998), FreeMarkets will submit to United a schedule and invoice (the "MBO Bonus Schedule") identifying cumulative Implementable Savings with respect to all FreeMarkets Sourcing Projects as of the end of such calendar year ([*] or an alternative tracking and reporting system agreed upon by the parties). Payment of the MBO Bonus with respect to FreeMarkets Sourcing Projects for each calendar year during the Term shall be determined based on the excess of the cumulative Implementable Savings as of December 31 of such calendar year over the cumulative Implementable Savings as of December 31 of the prior year. In the event that the cumulative Implementable Savings of such calendar year are less than the cumulative Implementable Savings as of December 31 of the prior year, such shortfall shall be credited against any excess cumulative Implementable Savings in the following calendar years.

           Based on such determinations, if the excess cumulative Implementable Savings for a calendar year during the Term meets or exceeds the Product Spend Savings Goal, then United will pay the applicable MBO Bonus to FreeMarkets in accordance with Article II c) (iii).

     (iv) SETTLEMENT PROCESS. Upon receipt of the Implementable Savings Schedule, Implemented Savings Schedule or MBO Bonus Schedule, United shall have [*] to confirm the amounts billed and due under this Agreement using [*] or an alternative tracking and reporting system agreed upon by the parties. All undisputed amounts shall be paid within thirty days of United's receipt of the Implementable Savings Schedule, Implemented Savings Schedule or MBO Bonus Schedule. United shall notify FreeMarkets of any disputed Implementable Savings or Implemented Savings amounts within the initial [*] period. The parties will use their best efforts to resolve any such disputes, and United will pay the mutually agreed settlement of all disputed amounts within thirty (30) days of such settlement.

f) PAYMENT. Amounts that are due under Article II a) and b) will be invoiced to United by FreeMarkets at the end of each calendar month; provided that the estimated amounts due under Article II b) will be invoiced to United for each month during the Term and within thirty (30) days after each calendar year, FreeMarkets will provide a schedule that reconciles actual expenses under Article II b) for such calendar year with the estimated payments and will provide United with an invoice for any amount by which actual expenses exceeded estimated expenses. If actual expenses were less than estimated expenses, FreeMarkets will either credit United with the difference or, if no further invoices are to be sent to United hereunder, will pay such difference to United. United acknowledges that it shall be responsible for all amounts invoiced and due under this Agreement. FreeMarkets will submit invoices for the services and related expenses as described herein directly to Shelley Stewart or another designated member of the Vice President of Purchasing's staff. Upon presentation of such invoices in form and detail satisfactory to United, United will use its best efforts to make payments within 10 days, and in all events shall make payment within 30 days. Each invoice shall fairly and accurately describe in sufficient detail the actual services performed, the period of performance and the fees and expenses that are payable to FreeMarkets under the provisions of this Agreement.



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ARTICLE III - TERMS AND CONDITIONS OF SOURCING PROJECTS

United acknowledges and agrees as follows:

a) CBE RULES. With respect to any CBE conducted hereunder, to abide by the attached Rules and Procedures Governing Competitive Bidding Events (Exhibit
     C), which contain marketplace ground rules for United, suppliers, and FreeMarkets. These Rules and Procedures are designed to ensure ethical participation. In the event that FreeMarkets postpones, cancels or otherwise modifies any CBE in accordance with Exhibit C, to the extent possible, FreeMarkets agrees to provide advance notice to United of such modification.

b) NDA. United and FreeMarkets have entered into the attached Non-Disclosure Agreement as of October 1, 1997 (Exhibit D), under which each party mutually agrees to keep confidential information which either party shall designate to the other as confidential, including but not limited to engineering data and prints. The parties hereby agree that the terms of such Non- Disclosure Agreement apply to this Agreement and that the terms and conditions of this Agreement shall be designated confidential information under such Non-Disclosure Agreement; provided, however, that notwithstanding Section 2 thereof, Confidential Information shall be maintained in confidence perpetually, except as otherwise agreed by the parties and unless such information is information described in Sections 1(a)-(f) thereof.

c) RFQ COPIES. United acknowledges that FreeMarkets has the right to include in RFQs all information it receives from United for purposes of inclusion in the RFQs and to copy RFQs for distribution to suppliers selected by United for procurement by United only. United or its Affiliates also has the right to copy RFQs. United will provide FreeMarkets for inclusion in such RFQs any non-disclosure agreement forms required by United or its Affiliates to be executed by such suppliers.

d) USE OF DATA. FreeMarkets shall have the right to use all data generated in connection with FreeMarkets Sourcing Projects, including data that United provides to FreeMarkets, to do the following: (i) perform such general analyses to track the performance of the BidWare(R)/BidServer(R)aND [*] (or any alternative) software; (ii) determine general price trends in various supply industries; and (iii) create predictive analyses useful for estimating the price for a Component before such Component has been the subject of a FreeMarkets Sourcing Project. For purposes of this subsection, "Component" shall mean a distinct part or material described by a United technical drawing or part number. FreeMarkets will use such data and perform such analyses and publish the same in such a way [*]. FreeMarkets shall have the right to publish general results of FreeMarkets Sourcing Projects to suppliers through FreeMarkets provided [*]. These results may include: specific results for supplier participants in each FreeMarkets Sourcing Project; and general results for all supplier members of the service.

e) SOFTWARE OWNERSHIP AND LICENSE. United acknowledges that FreeMarkets retains full ownership rights to the BidWare(R)/BidServer(R)suite of software applications and [*], and that United is not acquiring any ownership interest in such technology. The terms under which FreeMarkets will supply the BidWare(R)/BidServer(R)aND [*] technology (collectively "Software") under this Agreement are further described in the Software License Agreement. Unless otherwise agreed in writing by the parties, United also acknowledges that FreeMarkets will retain full ownership rights to any software, including [*], developed by FreeMarkets during the Term.



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f)   [*]. In the event that [*] during the term of this Agreement in addition to
     [*], if any, [*] to United no later than the time [*] its other industrial customers. In addition, subject to any applicable confidentiality requirements and other restrictions, FreeMarkets shall provide United with [*].

ARTICLE IV - INDEMNITIES

a) FREEMARKETS. FreeMarkets agrees to protect, defend, indemnify, and hold harmless United from and against all claims, demands, causes of action of every type or character, arising out of or related to negligent or willful acts or omissions of FreeMarkets or its subcontractors, officers, directors, assigns or employees in connection with the performance of the work under this Agreement.

b) UNITED. United agrees to protect, defend, indemnify and hold harmless FreeMarkets from and against all claims, demands, causes of every type and character arising out of or related to any negligent or willful act or omission of United or its subcontractors, officers, directors, assigns, or employees in connection with the performance of its obligations under this Agreement.

c) COSTS. In the event that a claim is made hereunder, at law or otherwise, alleging damage as a result of any error, omission or other act arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement for all costs, including reasonable attorney's fees, incurred in defending itself against such claim.

ARTICLE V - INTELLECTUAL PROPERTY INDEMNIFICATION

a) GENERAL. FreeMarkets shall protect, defend, indemnify and hold harmless United from any suit or proceeding brought against United based on a claim that (1) the Software furnished by FreeMarkets hereunder, (2) the use of the Software by United consistent with FreeMarkets' specifications and instructions or (3) the copying by United of any Software or documentation as permitted herein constitutes an infringement of any United States patent, United States copyright or other intellectual property rights asserted under the laws of the United States.

b)   LIMITATIONS. FreeMarkets shall have no liability for any claim based upon:
     (i) the combination, operation or use of the Software with equipment, devices or software not supplied or specified by FreeMarkets; (ii) the alteration or modification of the Software which alteration or modification was not made by FreeMarkets; or (iii) the failure by United to use the most current version of the Software [*].

ARTICLE VI -COMPETITIVE ACTIVITIES

     During the term of this Agreement, FreeMarkets shall not provide technology or services similar to those defined in this Agreement for the competitive companies listed in Exhibit F.

ARTICLE VII - NOTICES

     Whenever any notice is required or authorized to be given hereunder, such notice shall be given in writing and sent by certified mail, return receipt requested, or overnight delivery by a national reputable service. Any such notice, if sent by United to the Seller, shall be addressed as follows:


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          Glen T. Meakem
          Chief Executive Officer
          FreeMarkets OnLine, Inc.
          130 Seventh Street
          Century Building, Suite 500
          Pittsburgh, PA 15222

and if sent by FreeMarkets to United, shall be addressed as follows:

          United Technologies Corporation
          One Financial Plaza
          Hartford, CT 06101
          Attention: Vice President - Purchasing

ARTICLE VIII - ADDITIONAL PROVISIONS

a) UNITED GENERAL TERMS. This Agreement is subject to and governed by the following additional provisions: (i) "United Technologies Corporation Service Agreement Provisions, dated February 1998" (attached hereto as Exhibit G) except provisions 3, 4, 9(a), 13 and 14 which shall not apply;
     (ii) United's "Code of Ethics"; and (iii) United's Policy Statement on Business Ethics and Contracting With the United States Government, as they may be amended from time to time.

b) REGULATORY COMPLIANCE. FreeMarkets represents and warrants to United that FreeMarkets shall comply strictly with all of the covenants, agreements, and undertakings made by FreeMarkets in, or furnished under or as part of this Agreement, including without limitation, compliance with all applicable laws or regulations, whether or not specifically referenced in this Agreement.

c) INSURANCE COVERAGE. The coverage amounts set forth in Provision 18 (2)-(6) of United's Service Agreement Provisions set forth in Exhibit G attached hereto shall be increased [*] to [*], and in addition to such coverages, FreeMarkets shall obtain [*]. Notwithstanding anything to the contrary in Provision 18, such insurance shall contain a provision prohibiting cancellation or reduction in coverage except upon at least 30 days' prior notice to United. FreeMarkets represents that, as of the date of execution of this Agreement, it has obtained all such insurance coverage.

d) [*] WILL BE LIABLE [*] FOR ANY DIRECT DAMAGES, ARISING FROM THIS AGREEMENT OR THE SOFTWARE LICENSING AGREEMENT, UNDER ANY THEORY OF LIABILITY IN EXCESS OF)[*]. IN NO EVENT WILL [*] BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES OR LOST PROFITS OF ANY NATURE WHATSOEVER UNDER ANY THEORY OF LIABILITY, ARISING FROM THIS AGREEMENT OR THE SOFTWARE LICENSING AGREEMENT, [*].

e) TERMINATION. This Agreement will remain in full force and effect during the Term, and may be terminated prior to the end of the Term only as follows:

     (i) By either party if the other party has materially breached this Agreement and has failed to correct such breach within 90 days after receiving written notice from the other party specifying the nature of such breach;

     (ii) By either party if the other party (i) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not dismissed within thirty (30) days after filing, (ii) suspends the operation of its present business or liquidates its business assets, or (iii) generally fails to pay its debts as such debts become due or admits in writing its inability to pay its debts.

    (iii) By United, provided it gives FreeMarkets 30 days prior written notice of termination, and pays to FreeMarkets the following:

          (A) all business service and System access fees and reimbursement that have accrued under Article II a) and b) through the date of termination;

          (B) any Implementable Savings Bonus and Implemented Savings Bonus with respect to all FreeMarkets Sourcing Projects based on the cumulative Implementable Savings and Implemented Savings from such FreeMarkets Sourcing Projects, which Savings Bonuses shall be paid in accordance with Article II (e) (the final payment of such Savings Bonuses shall be based on the cumulative Implementable Savings and Implemented Savings, respectively, as of the last day of the calendar month which includes the one-year anniversary of the date of termination, taking into account any existing credits under Article II e));

          (C) provided that the excess cumulative Implementable Savings from January 1 through the date of termination is equal to or greater than the amount obtained by multiplying the Product Spend Savings Goal by a fraction, the numerator of which is the number of days that have elapsed in such calendar year through the date of termination and the denominator of which is 365 ("Proration Fraction"), a portion of the MBO Bonus will be paid for the calendar year in which termination occurs equal to [*] multiplied by the Proration Fraction (examples of the determination of the MBO Bonus upon termination are set forth in
          Exhibit I); and

          (D) a fee (the "Termination Fee") equal to [*]. The parties agree that the Termination Fee will compensate FreeMarkets for the resources it is committing to United hereunder, and is not in the nature of liquidated damages or a penalty.

     (iv) In the event that this Agreement expires under Article I (a) in accordance with the terms thereof or is terminated by United under
          Article VIII (e) (i) or (ii), United shall not be obligated to pay FreeMarkets the Termination Fee; provided that such expiration or termination shall not affect United's obligations to pay compensation that has accrued under the terms of this Agreement prior to the date of expiration or termination (as determined under Article VIII e)
          (iii).

     (v) In the event that this Agreement is terminated for any reason, FreeMarkets will provide United with a schedule of all FreeMarkets Sourcing Projects commenced prior to the date of termination and the parties will reasonably cooperate to transition the FreeMarkets Sourcing Projects to United provided that termination of this Agreement shall not relieve either party of any obligation incurred prior to the termination.

ARTICLE IX - MISCELLANEOUS

MODIFICATION. This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties and any other variance from the terms and conditions of this Agreement will be of no effect.

SEVERABILITY OF PROVISIONS. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (other than the laws on the conflict of laws). Unless the parties otherwise agree, any action or proceedings by United against FreeMarkets shall be brought in the federal or state courts located in Pittsburgh, Pennsylvania, and any action brought by FreeMarkets against United shall be brought in federal or state courts in Hartford, Connecticut.

ENTIRE AGREEMENT. This Agreement, including all exhibits and schedules hereto, the Non- Disclosure Agreement and the Software License Agreement referenced herein and attached hereto, are the complete and exclusive statement of the agreement between the parties as to the subject matter herein, and they supersede all prior and contemporaneous proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.

WAIVERS. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

AGREEMENT BINDING. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

AUTHORITY. Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

COUNTERPARTS. This Agreement may be executed in several counterparts, all of which taken together shall constitute one agreement between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed or caused these presents to be executed in duplicate (each of which shall be deemed to be an original) effective as of the date first written above.

-------------------------------------------------------------------------------


UNITED TECHNOLOGIES                            FREEMARKETS ONLINE, INC.
   CORPORATION


By: /s/ Kent Brittan                           By: /s/ Glen T. Meakem
   ------------------------------------           ------------------------------
Name:  Kent Brittan                            Name:  Glen T. Meakem
Title: Vice President - Purchasing             Title: Chief Executive Officer

                                                      Federal ID #  043265483

                                                                       Exhibit A


                                  SAVINGS GOALS

-------------------------------------------------------------------------------

                    TOTAL PRODUCT        IMPLEMENTABLE         IMPLEMENTED
                       SPEND*               SAVINGS              SAVINGS
         YEAR        ($000,000s)          ($000,000s)          ($000,000s)
         ----       -------------        --------------        ------------

         1999            [*]                  [*]                  [*]
         2000            [*]                  [*]                  [*]

-------------------------------------------------------------------------------

* Dollar amount of total potential annual spending under FreeMarkets Sourcing Projects

                                                                       Exhibit B

              United Technologies Corporation Schedule of Payments
          To FreeMarkets OnLine for Business Services and System Access






                                                Business          System
                                                Service           Access               Estimated          Total Estimated
                Calendar            FTEs        Fees              Fees                 Expenses**         Cost**
Month           Year               [*]          ($000s)           ($000s)              ($000s)            ($000s)
------------------------------------------------------------------------------------------------------------------------
Jan             1999                      [*]              [*]            [*]                  [*]                   [*]
Feb                                       [*]              [*]            [*]                  [*]                   [*]
Mar                                       [*]              [*]            [*]                  [*]                   [*]
Apr                                       [*]              [*]            [*]                  [*]                   [*]
May                                       [*]              [*]            [*]                  [*]                   [*]
Jun                                       [*]              [*]            [*]                  [*]                   [*]
Jul                                       [*]              [*]            [*]                  [*]                   [*]
Aug                                       [*]              [*]            [*]                  [*]                   [*]
Sep                                       [*]              [*]            [*]                  [*]                   [*]
Oct                                       [*]              [*]            [*]                  [*]                   [*]
Nov                                       [*]              [*]            [*]                  [*]                   [*]
Dec                                       [*]              [*]            [*]                  [*]                   [*]
------------------------------------------------------------------------------------------------------------------------
Subtotal        1999                                       [*]            [*]                  [*]                   [*]
========================================================================================================================


Jan             2000                      [*]              [*]            [*]                  [*]                   [*]
Feb                                       [*]              [*]            [*]                  [*]                   [*]
Mar                                       [*]              [*]            [*]                  [*]                   [*]
Apr                                       [*]              [*]            [*]                  [*]                   [*]
May                                       [*]              [*]            [*]                  [*]                   [*]
Jun                                       [*]              [*]            [*]                  [*]                   [*]
Jul                                       [*]              [*]            [*]                  [*]                   [*]
Aug                                       [*]              [*]            [*]                  [*]                   [*]
Sep                                       [*]              [*]            [*]                  [*]                   [*]
Oct                                       [*]              [*]            [*]                  [*]                   [*]
Nov                                       [*]              [*]            [*]                  [*]                   [*]
Dec                                       [*]              [*]            [*]                  [*]                   [*]
------------------------------------------------------------------------------------------------------------------------
Subtotal        2000                                       [*]            [*]                  [*]                   [*]
========================================================================================================================

------------------------------------------------------------------------------------------------------------------------
Overall Contract                                           [*]            [*]                  [*]                   [*]


Total
========================================================================================================================


*    [*] United by FreeMarkets.
** Estimated payments only. Exact amounts will depend upon actual expenses incurred and year-end reconciliation.

                                                                       Exhibit C


                              RULES AND PROCEDURES
                      GOVERNING COMPETITIVE BIDDING EVENTS



                                       [*]

                                                                       Exhibit D


                            NON-DISCLOSURE AGREEMENT

     This NON-DISCLOSURE AGREEMENT (this "Agreement") dated this 1st day of October, 1997 is by and between United Technologies Corporation ("United"), and FreeMarkets OnLine, Inc. ( "FreeMarkets"), a Delaware corporation.

================================================================================

                                    Preamble:

     In the course of the online industrial market making projects described in the accompanying "Service Agreement" (Service Agreement Between United Technologies Corporation and FreeMarkets OnLine, Inc. dated October 1, 1997), United and FreeMarkets may acquire and communicate information between one another which either party may consider to be proprietary or confidential in nature. Such "Confidential Information" shall mean any information owned by the owning party or any of its subsidiaries or affiliates, or entrusted to the owning party that provides economic value, actual or potential, to the owning party by reason of it not being generally known to other persons or entities who can obtain economic value from its disclosure or use. Such information may include, by way of example: computer programs and documentation; technical design, manufacturing and application information; customer information; training information; financial information; personnel information; new product developments; advertising, business, and marketing plans. Therefore, based on our mutual desire to protect our respective Confidential Information, we each have agreed to execute this Agreement. Therefore, with the intent to be legally bound, the parties agree as follows:

(1) All Confidential Information acquired by or disclosed to either party or its employees or agents (a "Party") during the course of our engagement, or disclosed in any manner incidental to the engagement by any party in whatever form, whether written, graphic or machine-readable form, orally disclosed or visually observed by the discovering Party, shall not be published or disclosed internally (except to those who have a need to know in connection with the Parties' performance of the engagement), or to any other person, firm, or corporation or used by the discovering Party, except for any such information:

(a) which is already known to the discovering Party at the time it acquires such information; or

(b) which is or becomes publicly known through no wrongful act of the discovering Party; or

(c)  which is rightfully received from a third person without restriction; or

(d) which is furnished to a third person by the owning Party without a similar restriction on the third person's right; or

(e) which is approved for release by written authorization of the owning Party including without limitation pursuant to tem-is of the Service Agreement; or

(f)  which is required by law or the judicial process to be disclosed.

     In addition and notwithstanding the foregoing, and consistent with Article III d) of the Service Agreement between United and FreeMarkets, FreeMarkets shall have the right to publish general results of CBEs to Suppliers.

     The parties will make their best effort to mark or verbally identify as "CONFIDENTIAL" all Confidential Information. The failure to so mark or identify any Confidential Information shall not constitute a waiver of confidentiality with respect to the Confidential Information. Each Party shall be responsible for violations of this Agreement by its employees, representatives, and agents.

(2) Each Party agrees that the obligations hereunder shall continue for a period of five (5) years from the date on which the Confidential Information was first acquired.

(3) The discovering Party shall use the same reasonable degree of care to protect Confidential Information from disclosure as it exercises in protecting like information of its own.

(4) Nothing in this Agreement shall be deemed, either expressly or by implication, to convey any right or license to the discovering Party.

(5) Confidential Information is and shall remain the property of the owning Party. All such information which is in writing shall be returned to the appropriate owning Party upon written request to the discovering Party.

(6) Each Party agrees to notify the owning Party immediately upon becoming aware of or reasonably suspecting the possession, use or knowledge of all or part of any Confidential Information of such Party by any person or entity not authorized to have such possession, use or knowledge. Each Party will promptly furnish the owning Party with details of such possession, use or knowledge, will assist in preventing a recurrence thereof and will cooperate with the owning Party in protecting their rights in the Confidential Information. Compliance with the terms of this section will not be construed in any way as a waiver of the owning Party's right to recover damages or obtain other relief for the breach of this Agreement.

(7) The Parties agree that in the event of a breach or threatened breach of the terms of this Agreement, the non-breaching party may be entitled to an injunction prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any other relief. The Parties acknowledge that the Confidential Information is unique and that disclosure in breach of this Agreement may result in irreparable injury to the Party owning such information.

(8) This Agreement shall continue in effect for the Initial Term of the Service Agreement, and during any renewal terms. Notwithstanding any termination of this Agreement or of the Service Agreement, all obligations of each Party with respect to Confidential Information obtained during the term of this Agreement shall survive such termination.

(9)  This Agreement:

(a) may not be amended or modified in any manner except in writing signed by all Parties, and

(b) shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions.

(10) Nothing in this Agreement shall limit or otherwise restrict either party's obligations under terms of the Service Agreement.

(11) If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the Parties expressed herein.

                                                                       Exhibit E



                           SOFTWARE LICENSE AGREEMENT


     This Software License Agreement ("License Agreement") is made this ____ day of January, 1999, effective as of January 1, 1998 ("Effective Date"), by and between United Technologies Corporation, a corporation organized and existing under the laws of the state of Delaware with an office and place of business at Hartford, Connecticut (hereinafter referred to as "United") and FreeMarkets OnLine, Inc., a corporation organized and existing under the laws of the state of Delaware with an office and place of business at 130 Seventh Street, Suite 500, Pittsburgh, PA 15222 (hereinafter referred to as "FreeMarkets").

     In consideration of the premises and of the mutual promises of each party to the other herein contained, it is hereby mutually agreed as follows:

1. CAPITALIZED TERMS. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Service and System Access Agreement (the "Service Agreement") entered into between United and FreeMarkets effective as of January 1, 1998. For purposes of this License Agreement, the rights granted to United under this License Agreement shall also be deemed granted to any United "Affiliate," which shall mean any entity in which United owns more than 50% of the outstanding voting ownership interests, and shall also mean International Aero Engines, Inc; provided, however that any such rights are subject to the terms and conditions of this License Agreement.

2. GRANT OF LICENSE.

2.1 BIDWARE(R). Subject to the terms and conditions set forth in this License Agreement, in consideration of the business services and System access fees set forth in the Service Agreement, FreeMarkets hereby grants to United a non-transferable and non-exclusive license to use BidWare(R), and any of its respective components and any other software, exclusive of [*], provided under the Service Agreement. The license granted herein authorizes use of BidWare(R) only by United authorized users and only in connection with the services to be provided to United by FreeMarkets. For purposes of this License, United's "use" of the BidWare(R), means to load BidWare(R) into RAM or to store BidWare(R) in a memory storage device such as a hard drive, CD- ROM or other storage device. Under no circumstances shall United make BidWare(R) or its components ("BidWare(R)") available, or allow BidWare(R) to be made available, on a network or file server other than the FreeMarkets BidServer(R) and the FreeMarkets Network. Under no circumstances shall United copy BidWare(R), or allow BidWare(R) to be copied, for any purpose other than to produce the single archival (backup) copy permitted under this license.

[*]. Subject to the terms and conditions set forth in this License Agreement, FreeMarkets hereby grants United and its Affiliates a perpetual, non-exclusive, world-wide, non-transferrable, royalty-free license tot use, copy, modify and make derivative works of the [*] delivered to United defined in Article I of the Service Agreement [*] for any internal purpose, including the right to use the name [*] for any internal purpose. No license is granted for United to sell, license, sub-license or otherwise distribute [*]. [*]. FreeMarkets disclaims any warranties and any liability of any kind in relation to such enhancements, modifications, improvements or derivative works and nothing herein shall provide [*]. Nothing in this Agreement provides United with any license rights to any enhancement, improvement, modification, derivative work and/or commercial version of [*].

For purposes of this License Agreement, BidWare(R) anD [*] shall collectively be referred to as the "Software".

3. USE AND LOCATION

3.1 BidWare(R) shall not be used to connect with any server, on-line service, or any other system except as specifically provided or specified by FreeMarkets.

3.2 BidWare(R) users who have complied with the terms of this License Agreement will be assigned a user ID and password to govern access to the FreeMarkets Network and BidWare(R) databases. FreeMarkets reserves the right to change or cancel or render inoperable any user ID and/or password at any time without prior notification. United is required at all times to maintain security for its assigned user ID(s) and password(s). Disclosure of user IDs and passwords to anyone else is strictly prohibited, and will be grounds for termination of FreeMarkets' services under this license.

3.3 United understands that FreeMarkets may from time-to-time make available upgrades to modify the performance of BidWare(R). United understands that in order to utilize BidWare(R) in conjunction with the BidServer(R) and the FreeMarkets Network, FreeMarkets may require United to perform the necessary tasks, and supply the necessary computer equipment, to install software upgrades. United's failure to install upgrades or provide appropriate computer equipment may render the BidWare(R) inoperable for its intended purpose.

4. LIMITED WARRANTY/WARRANTY DISCLAIMER/LIMITATION OF LIABILITY

4.1 FreeMarkets represents and warrants that:

a) during the term of this Agreement and any renewal term, BidWare(R) will conform to, and perform in the manner described in, the user documentation;

b) FreeMarkets owns or otherwise has the right to grant a license for the use of the Software;

c) any diskettes, tapes or other media provided to United by FreeMarkets pursuant to this Agreement shall be free from physical defects under normal use, and, at the time of delivery, shall be free from viruses;

d) any enhancements of BidWare(R) generally made available to the public or other customers will be made available for United's use pursuant to the terms and conditions of this Agreement.

e) BidWare(R) is designed to and will be year 2000 compliant, which means that the product, by itself or in exchanging data with other software and/or hardware, accurately processes date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries (1999-2000), and the years 1999 and 2000 and leap year calculations, provided that all hardware and software with which the Software exchanges data (excluding hardware and software in the System used by FreeMarkets to conduct FreeMarkets Sourcing Projects ) is year 2000 compliant.

4.2 FreeMarkets shall deliver [*] 1.1 to United with any [*] and [*] shall perform at United in substantially the same manner it operates at FreeMarkets as of September 18, 1998 as long as the operating environment at United for [*] meets the requirements set forth in Exhibit H of the Services Agreement. United acknowledges that [*], that it has not been developed or tested for commercial use, that it may contain bugs and errors that effect its performance, that United takes [*] an AS-IS condition and that FreeMarkets has no obligation to repair, replace or otherwise maintain [*].

4.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SERVICES AGREEMENT, FREEMARKETS MAKES NO OTHER WARRANTIES TO UNITED, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE,

RESPECTING THE SOFTWARE, NETWORK, ANY COMPETITIVE BIDDING EVENT, ANY SUPPLIER, OR UNITED'S PARTICIPATION IN ANY COMPETITIVE BIDDING EVENT. SUBJECT TO FREEMARKETS OBLIGATIONS REGARDING REPAIR OR REPLACEMENT, UNITED HEREBY ACKNOWLEDGES AND AGREES THAT THE SOFTWARE AND THE NETWORK ARE NEW CREATIONS, AND THAT THERE MAY SURFACE FROM TIME- TO-TIME "BUGS" OR "GLITCHES" THAT MAY AFFECT FREEMARKETS' PERFORMANCE OF ITS OBLIGATIONS, AND/OR THE RIGHTS AND BENEFITS OF UNITED, UNDER THIS AGREEMENT. SUBJECT TO FREEMARKETS OBLIGATIONS REGARDING REPAIR OR REPLACEMENT, UNITED AGREES THAT IT ASSUMES THE RISKS OF SUCH "BUGS" OR "GLITCHES".

FREEMARKETS' SOLE OBLIGATION UNDER THE PERFORMANCE WARRANTY FOR THE BIDWARE(R) SOFTWARE SHALL BE TO USE REASONABLE EFFORTS TO REMEDY ANY NONCONFORMANCE OF THE BIDWARE(R) SOFTWARE OR REPLACE THE BIDWARE(R) SOFTWARE.

5. PROPRIETARY RIGHTS. This License does not convey to United any patent, copyright, trademark, service mark, trade secret, trade name or other intellectual property rights, except that United will have the limited rights for BidWare(R) and [*] expressly set forth in this License. Accordingly, United acknowledges that, except as expressly provided for in this License, United possesses no title or ownership of any Software or any portion thereof.

6. NON-ASSIGNMENT OF USE OR LICENSE. United may not assign or otherwise transfer, voluntarily, by operation of law or otherwise, any of its rights under this License, without, in each instance, FreeMarkets' prior written consent, which consent may be withheld, delayed or conditioned in FreeMarkets' sole discretion. Any attempted assignment or transfer in violation of the terms of this Section 6 shall, at FreeMarkets' option, be null and void. Any assignment consented to by FreeMarkets will not act to relieve United of any of its obligations under this License.

7. TERMINATION OF LICENSE. The License is effective as set forth in the Services Agreement. The license for BidWare(R) shall terminate immediately upon completion of or termination of services to be provided by FreeMarkets to United. United may terminate this Agreement by notifying FreeMarkets and returning to FreeMarkets any BidWare(R) software and copies thereof and extracts therefrom held by United.

FreeMarkets may terminate this License Agreement if United has materially breached this License Agreement and has failed to correct such breach within [*] after receiving written notice from FreeMarkets specifying the nature of such breach [*].

Upon any termination of the License, for whatever reason, United shall, within ten (10) days after such termination, return to FreeMarkets the BidWare(R) software, any and all copies thereof, materials related thereto and derivations therefrom then in United's possession or under its control.

8. U.S. GOVERNMENT RESTRICTED RIGHTS. The Software is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 242.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restrict Rights clause at 48 CFR 52.227-19, as applicable. Contractor/Manufacturer is FreeMarkets OnLine, Inc., 130 Seventh Street, Century Building, Suite 500, Pittsburgh, PA 15222, USA.

9. GENERAL PROVISIONS.

9.1 General. This License will be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to its conflicts of laws provisions. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, then such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof. BidWare(R) and BidServer(R) are registered trademarks of FreeMarkets. No right, license or interest to such trademarks are granted hereunder and United agrees that no such right, license or interest shall be asserted by United with respect to such trademarks.

9.2 Modification. This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties and any other variance from the terms and conditions of this Agreement will be of no effect.

9.3 Entire Agreement. This Agreement, including all exhibits and schedules hereto, the Service Agreement referenced herein and the Non-Disclosure Agreement referenced in the Service Agreement, are the complete and exclusive statement of the agreement between the parties as to the subject matter herein, and they supersede all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.


9.4 Waivers. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

9.5 Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

9.6 Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

9.7 Authority. Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

9.8 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one agreement between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed or caused these presents to be executed in duplicate (each of which shall be deemed to be an original) effective as of the date first written above.


-------------------------------------------------------------------------------



UNITED TECHNOLOGIES                         FREEMARKETS ONLINE, INC.
   CORPORATION


By: /s/  Kent Brittan                       By: /s/ Glen T. Meakem
   ----------------------------------          ------------------------------
Name:    Kent Brittan                       Name:   Glen T. Meakem
Title:   Vice President - Purchasing        Title:  Chief Executive Officer


                                            Federal ID #  043265483

                                                                       Exhibit F

                               United Competitors

United is providing FreeMarkets with competitively sensitive information and spending significant resources to use FreeMarkets' cost-saving processes and services. United's competitors have access to entities other than FreeMarkets for alternative cost-saving services and therefore the parties have agreed that during the term (including all renewals) of this Agreement, FreeMarkets shall abide by the terms of Article VI with regard to the following United
Competitors:


---------------------------------------------------------------------------
UNITED DIVISION/SUBSIDIARY            COMPETITORS
---------------------------------------------------------------------------
CARRIER                               [*]
---------------------------------------------------------------------------
HAMILTON STANDARD                     [*]
---------------------------------------------------------------------------
OTIS                                  [*]
---------------------------------------------------------------------------
PRATT & WHITNEY                       [*]
---------------------------------------------------------------------------
SIKORSKY                              [*]
---------------------------------------------------------------------------
UNITED TECHNOLOGIES                   [*]
AUTOMOTIVE(1)
---------------------------------------------------------------------------

*      Directly competitive divisions/categories only.

(1) In addition to the companies listed as competitors of United Technologies Automotive ("UTA"), UTA competes with [*]. FreeMarkets has an existing business relationship with [*] and may continue to perform services for them. FreeMarkets agrees (i) FreeMarkets will not disclose to [*] or any other third party any Confidential Information received from United under this Agreement except as provided in Exhibit D, and (ii) if [*] requests that FreeMarkets perform specialized market-making services (i.e. RFQ preparation and supplier qualification) for a project where FreeMarkets possesses Confidential Information received from United known to FreeMarkets to be applicable to the project, FreeMarkets will decline the engagement for such specialized services. Nothing herein shall prevent FreeMarkets from conducting any Online Competitive Bidding Event for [*].

                                                                       Exhibit G

                         UNITED TECHNOLOGIES CORPORATION
                          SERVICE AGREEMENT PROVISIONS
                              (Government related)
                                 February, 1998

                  PROVISION 1 - INTERPRETATION AND CONSTRUCTION

a. This Agreement shall be interpreted as a unified contractual document with these Provisions and the Articles set forth in the Service Agreement attached hereto having equal effect, except that in the event of any inconsistency between an Article and a Provision, the Article shall control. The construction of this Agreement shall be governed by the laws of the State of Connecticut, excluding its conflict of law rules. The title designations of the Articles or Provisions in this Agreement are for convenience only and shall not affect the interpretation or construction hereof.

b. The terms and provisions set forth in this Agreement constitute the entire agreement between the parties and shall supersede all previous communications, representations, and agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and no agreement or understanding varying or extending this Agreement shall be binding upon either party hereto unless made in a writing referencing this Agreement and signed by a duly authorized officer or representative of the party to be bound.

c. Ambiguities, inconsistencies, or conflicts arising out of or related to this Agreement will not be strictly construed against United; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of contracting.

d. If in any instance any provision of this Agreement shall be determined to be invalid or unenforceable under any law or regulation, such provision shall not apply in such instance, but the remaining provisions hereof shall be given effect in accordance with their terms.

e. United's failure to insist on performance of any of the terms or conditions herein, or to exercise any right or privilege, or United's waiver of any breach hereunder, shall not thereafter waive any such terms, conditions, or privileges or any other terms, conditions, or privileges, whether of the same or similar type.


                  PROVISION 2 - INDEPENDENT SELLER RELATIONSHIP

a. The relationship of the Seller to United is that of an independent contractor and nothing herein shall be construed as creating any other relationship. The Seller may adopt such arrangements as the Seller may desire with regard to the details of the services performed hereunder, the hours during which said services are to be provided, and the place or places where said services are to be furnished, provided that such details, hours and services shall be consistent with the proper accomplishment of said services and provided further that said services shall be performed in a manner calculated to attain the most satisfactory results for United.

b. Seller accepts, in connection with the work called for hereby, exclusive liability for the payment of any taxes or contributions measured by Seller's income or levied on Sellers property (real or personal). Seller also assumes all liability for Social Security, unemployment insurance, old age payments, annuities or retirement benefits which are measured by wages, salaries or other remuneration's paid by Seller to any and all persons employed by it in connection with the performance of the work, and to comply with all valid Federal and State administrative regulations respecting the assumption of liability for any of the aforesaid taxes or contributions. Seller represents that the Agreement prices incorporated herein include all such taxes or contributions and agrees to indemnify and hold United and United's directors, officers and employees harmless from and against any and all liability for the delay or failure of Seller and its subcontractors to pay any such taxes or contributions.

        PROVISION 3 - CONFIDENTIAL INFORMATION AND COMPETITIVE ACTIVITIES

a. "Confidential Information" shall mean any information owned by United or any of its subsidiaries or affiliates (in Provisions 3 and 4 all referred to as "United"), or acquired herein by United, or entrusted to United, that provides economic value, actual or potential, to United by reason of it not being generally known to other persons or entities who can obtain economic value from its disclosure or use. Such information may include, by way of example: computer programs and documentation; technical design, manufacturing and application information; customer information; training information; financial information; personnel information; new product developments; advertising and business and marketing plans.

b. Seller shall have no obligation of confidentiality with respect to any Confidential Information which:

   i) was not developed by Seller hereunder and was already known to Seller prior to acquisition from, or disclosure by United; or

   ii) is received without restriction as to disclosure by Seller from a third party having the right to disclose it; or

   iii)    is approved for release by written authorization of United; or

   iv)     is or becomes publicly known without fault of Seller.

c. During the term (including all renewals) of this Agreement, and for five (5) years thereafter, Seller shall safeguard and shall neither disclose to any third person nor use for Seller's own benefit nor for the benefit of others, Confidential Information however or whenever acquired by Seller.

d. Seller hereby represents and warrants that Seller is under no obligation to any other person or company whereby conflicts of interest are or may be created by Seller entering into or performing this Agreement with United.

e. During the term (including all renewals) of this Agreement and for a period of two (2) years thereafter, Seller shall not knowingly engage, directly or indirectly, in any development or consulting activity which is competitive to United.

f. The Seller shall contractually bind its employees and such other persons or parties as may be used by the Seller in the performance of services hereunder to the obligations established under this Provision, and, in the event of a breach of these obligations by such employees, other persons or parties, Seller shall enforce such contractual provisions and, upon the written request of United, permit United to enforce such contractual provisions in Seller's name

                       PROVISION 4 - INTELLECTUAL PROPERTY

a. "Intellectual Property" shall mean all patents, copyrights, mask works, trademarks, Confidential Information and other rights and information of a similar nature worldwide to the extent that such rights or information are created or made possible by Seller alone (or acting with United or others) and result from any service(s) herein provided to United.

b. Seller will promptly disclose in writing to United all Intellectual Property. To the extent permissible by law, all deliverables shall be deemed works made for hire for United. In addition, Seller, on behalf of itself, its employees and any others used by Seller, hereby irrevocably assigns to United all right, title and interest to all Intellectual Property, and agrees to do all things reasonably necessary to enable United to secure United States and non-United States patents, copyrights and any other rights relating to Intellectual Property, including the execution of a specific assignment of title of any Intellectual Property to United. Seller, on behalf of itself, its employees and any others used by Seller, hereby irrevocably waives all "moral rights", all rights under the Visual Artists Rights Act, all rights of privacy and publicity, and the like, in all materials provided to United.

c. To any extent United does not otherwise have the right(s) to do so, Seller, on behalf of itself, its employees and any others used by Seller, hereby grants to United worldwide, non-exclusive, perpetual, fully-paid, irrevocable, transferable licenses (with rights to grant sublicenses) to make, copy, distribute, display, perform, adapt and use, in any and all media, now known or later developed, all materials and other information which Seller provides or has provided to United either during the term of or prior to the effective date of this Agreement.

d. Seller hereby represents and warrants to United that all materials, devices, services and other information that Seller uses, copies or adapts hereunder are created originally by Seller and/or are licensed lawfully to Seller.

e. Seller shall hold United harmless from and against all damages, liabilities and costs in connection with any claim that the exercise of any right(s) assigned/granted hereunder, infringes or violates any patent, copyright, trade secret or other intellectual property right or other right worldwide, provided that United: (i) gives Seller notice of such claim, (ii) permits Seller to defend or reasonably settle same, and (iii) gives Seller all reasonable assistance to enable Seller to do so.

f. The Seller shall contractually bind its employees and such other persons or parties as may be used by the Seller in the performance of services hereunder to the obligations established under this Provision, and, in the event of A breach of these obligations by Such employees, other persons or parties, Seller shall enforce such contractual provisions and, upon the written request of United, permit United to enforce such contractual provisions in Seller's name.



                 PROVISION 5 - TITLE TO MATERIALS AND EQUIPMENT

a. All materials and equipment furnished by United and all materials and equipment the cost of which shall be reimbursed to the Seller by United hereunder are to be and remain the sole property of United and are to be returned to United within ninety (90) days after the expiration or earlier termination of this Agreement

       PROVISION 6 - REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS

Seller represents, warrants, covenants and agrees that:

a. The Seller and any others used by the Seller in the performance of services hereunder will comply with United's "Code of Ethics" and shall not, directly or indirectly, wrongfully solicit, obtain or use on behalf of the United, or wrongfully disclose to United, any information of any other person, association, firm, corporation, government or other entity, including information which is a trade secret, confidential, proprietary, government security classified, or government procurement sensitive (including documents identified prior to the award of a government contract as source selection information and any other information which offers or may offer United an illegal or unfair competitive advantage); and, unless otherwise specifically identified in writing at the time of disclosure, all information disclosed to United by the Seller and any others used by the Seller in the performance of services hereunder may be used or disclosed by United without restriction;

b. None of the provisions of this Agreement, nor the services performed hereunder by the Seller and any others used by the Seller, contravenes or is in conflict with any law, judgment, decree, order or regulation of any governmental authority, or with any contract or agreement with, or any obligations owed to, any other person, association, firm, corporation, government or other entity to which the Seller or any such others used by the Seller are subject, including without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for the assignment of inventions;

c. No entertainment, gift, gratuity, money, or anything of value shall be paid, offered, given or promised by the Seller or by any others used by the Seller in the performance of services hereunder to, or be obtained or solicited by the Seller or by any such others from, directly or indirectly, any person, association, firm, corporation, government or other entity that is prohibited by United's Code of Ethics, by applicable law or regulation, by the policies of that association, firm, corporation, government or other entity, or by the "Policy Statement";

d. Prior to the effective date hereof and throughout the term of this Agreement, the Seller shall promptly notify United in writing of any action, change or development which would make any representation, warranty, covenant or agreement in or furnished under or as a part of this Agreement untrue, inaccurate or incomplete in any respect;

e. If the Seller (or any others used by the Seller in the performance of services hereunder) is expected to or may engage in services considered to be within the definitions of a "Government Marketing Consultant", "Lobbyist", or "current or former employee of, or consultant to, the U.S. Government," as such terms are defined in pertinent laws and regulations, the Seller agrees to notify United immediately in writing.

In addition to the representation, warranties, covenants, and agreements provided above, the Seller additionally warrants, represents, agrees and covenants, that:

       (1) The Seller (and all others used by the Seller in performing services hereunder) will comply with all applicable laws and regulations, including, but not limited to:

           (A) the "Byrd Amendment", 31 U.S.C. 1352, as implemented by Federal Acquisition Regulation ("FAR") 3.8; and

           (B) the Office of Federal Procurement Policy Act, 41 U.S.C. 423, as implemented by FAR 3.104; and

           (C) section 8141 of the 1989 Department of Defense Appropriation Act and section 6 of the OFPP Act, 41 U.S.C. 404, as implemented by FAR 9.5 and OFPP Policy Letter 89-1.

       (2) The Seller shall avoid and refrain from all activities on behalf of United which could be interpreted as creating conflicts of interest or the appearance of a conflict for United or the Seller, including, but not limited to:

           (A) any activities that are contrary to the responsibilities and standards of conduct set forth in the regulations of the Office of Personnel Management, 5 CFR Parts 2635-2637, or would create conflicts of interest as such conflicts are described in 18 U.S.C. 201-218;

           (B) any activities that are prohibited by the Office of Federal Procurement Policy Act Amendments of 1988 (herein the "OFPP Amendments") or implementing regulations thereunder, including the prohibitions applicable to Sellers and their Sellers during the conduct of any federal agency procurement from knowingly:

               (i) making, directly or indirectly, any offer or promise of future employment or business opportunity to, or engage, directly or indirectly, in any discussion of future employment or business opportunity with, any procurement official of such agency;

               (ii) offering, giving, or promising to offer or give, directly or indirectly, any money, gratuity, or other thing of value to any procurement official of such agency; or

               (iii) soliciting or obtaining, directly or indirectly, from any officer or employee of such agency, prior to award of a contract, any proprietary or source selection information regarding such procurement or disclosing such information, directly or indirectly, to a person other than a person authorized by the government to receive such information;

       (3) The Seller is familiar with and shall continue to be familiar with all such conflicts of interest laws and regulations and shall provide such written certifications under such laws and regulations as United may reasonably request. Written certifications may be required as provided for under the OFPP Amendments and other regulations governing the conduct of Government Marketing Consultants and/or Lobbyists. United shall make available to the Seller, upon written request, copies or synopses of such laws and regulations. Failure to promptly and accurately complete certifications shall be grounds for United's immediate termination of this Agreement, without liability to United;

       (4) The Seller agrees to promptly notify United if the Seller at any time has information or reason to believe that the performance of services hereunder would violate any such laws or regulation or would create such a conflict of interest, or the appearance of such a conflict;

       (5) Payment by United and acceptance of compensation by the Seller under this Agreement does not constitute a violation of 10 U.S.C. 2397b, and Seller shall not use or provide compensation to any other persons in connection with the performance of services hereunder in violation of such statute;

       (6) The Seller and any other persons used by the Seller in the performance of services hereunder shall not contact, directly or indirectly, (i) any officer, employee, principal or agent of the

Government (including any elected member of the legislative branch of the Government or their staff) or, (ii) any customer, competitor, prime Seller, subcontractor, vendor or supplier of United, if such contact relates to a current or prospective government procurement; unless the Seller is specifically authorized to make such a contact under the terms of this Agreement or the Seller receives the prior written approval of United to make such a contact; in any and all such instances the Seller and any such others used by the Seller shall comply with all applicable laws and regulations; and

       (7) Neither the Seller nor, where applicable, any others used by the Seller in the performance of services hereunder, has been convicted of a felony or has been debarred or suspended from doing business with the government or declared ineligible by the government to perform services for or on behalf of United, or is presently the subject of any such action.


                             PROVISION 7 -ASSIGNMENT

a. Neither this Agreement nor any interest hereunder shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that United may assign this Agreement to any corporation with which United may merge or consolidate or to which United may assign substantially all of its assets or that portion of its business to which this Agreement pertains without obtaining the agreement of the Seller.


                           PROVISION 8 - MODIFICATION

a. No modification of this Agreement shall be valid unless in writing and signed by each of the parties hereto.


                     PROVISION 9 - EXPIRATION OR TERMINATION

a. Either party may terminate this Agreement or any renewal thereof by giving the other party written notice of that party's intention to so terminate. The termination will become effective on the thirtieth (30th) day immediately following the date of the sending of said notice. This Agreement or any renewal thereof shall automatically expire as of the end of the term if the parties do not renew the Agreement

b. Notwithstanding any other provisions of this Agreement, if Seller or others used by the Seller in the performance of services hereunder violate any of the provisions of this Agreement, including but not limited to any applicable laws or regulations or United's "Code of Ethics" or the "Policy Statement", United may, in its sole discretion and in addition to any other remedies available at law or in equity, terminate this Agreement by written notice to the Seller effective immediately upon the sending of said notice.

c. The expiration or termination of this Agreement or of any renewal thereof shall discharge any further obligations of either party hereto with respect to this Agreement or any renewal thereof; provided, however, that the Seller's obligations under Provisions 3, 4, 5, 20, 21 and 22 hereof with respect to such of said services as may have been furnished prior to the effective date of expiration or termination shall not be discharged by such expiration or termination but shall remain in full force and effect; and, provided further, that United's obligation hereunder to make payment to the Seller with respect to the period prior to the effective date of said expiration or termination shall, except in the event of termination for cause under b. above, remain in full force and effect.

d. At any time prior to final payment for work under this Agreement and within three (3) years thereafter, United shall have the right to audit all direct and indirect charges, to the extent United may deem necessary, for the purpose of verifying all charges claimed under any invoice. Seller agrees to maintain and make available all records and books of account detailing any costs and expenses charged against this Agreement or any invoice hereunder.


                            PROVISION 10 -WARRANTIES

a. Seller warrants that all work will be performed in accordance with current, sound and generally accepted industry practices by appropriately licensed personnel who are experienced in the appropriate fields. These services are to be performed by Seller for United in consideration of the payments specified herein and with the obligation that should any of the work not prove satisfactory at any time, in United's sole judgment, Seller shall re-perform all work originally undertaken by Seller and/or necessary to correct such defective work, at no additional cost to United.

b. Seller agrees to provide A high standard of professional service and will exert its best efforts to achieve satisfactory results within the time and funds available.

c. All work submitted by Seller shall comply with federal, state, or local guidelines and directions, as appropriate, regarding the format of documents, protocols, testing procedures, and/or contents of designs, plans, specifications, etc., to the extent such guidelines and directions are available to Seller prior to performance of work.

d. Seller shall assign to United all warranties for materials and equipment furnished by Seller during the performance of work. Seller shall notify United prior to furnishing any materials or equipment that are not fully warranted for at least the six month period immediately following conclusion of work hereunder.

e. Seller further agrees to execute any certificate reasonably required by United and within the scope of work hereunder if such certificate is required pursuant to federal, state, or local laws or regulations.

f. Seller agrees to comply with all applicable federal, state, and local laws pertinent to performance of work under this Agreement, and further agrees to include the substance of this paragraph in all subcontracts entered into by Seller.

g. Any payment(s) otherwise due Seller for any item o f work in dispute may be withheld by United (in whole or part) upon evidence of default by Seller in the performance of any such work. In no event shall payment be made for any work performed by the Seller if such work is not stated in or is not otherwise within the scope of work.

h. Seller warrants that the prices/charges/rates set forth or incorporated via reference in this Agreement are not less favorable than those currently extended to any other customer for the same or similar services, in similar quantities, during the term hereof. No additional charges or rates of any type shall be added without United's prior written consent

                         PROVISION 11 - EXCUSABLE DELAYS

a. Should the progress or completion of the work required be delayed due to causes such as (but not limited to) strikes, accidents, or other unforeseeable causes beyond the Seller's reasonable control and without its fault or negligence, the time for completion of said work shall be extended for an equivalent period of such delay as may be approved in writing by United (such approval not to be unreasonably withheld). Delays caused by acts of subcontractors or parties engaged by Seller shall not be excusable unless such subcontractor's or party's delay was excusable within the meaning of this clause and Seller was unable to secure alternate sources of supply or services within a commercially reasonable time . Prompt notice in writing shall be given to United whenever it appears said work shall be delayed or is likely to be delayed for any cause, and Seller shall use its best efforts to minimize any delay and continue its performance.

b. United shall be excused for any delays due to causes beyond its reasonable control.


                             PROVISION 12 - CHANGES

a. At any time during the performance of services hereunder, United shall have the right to make changes in, deletions from, or additions to the work, hereinafter collectively referred to as "Changes". In the event that such Changes require different and/or additional work by Seller, then prior to commencement of work under such Change, Seller shall present to United, and United shall consider, a claim for an equitable increase in its compensation for services rendered because of such Change. Such claim shall be supported by such data and information as United reasonably may require. Any such claim by Seller for an equitable increase in compensation shall be mutually agreed to prior to the commencement of work under the proposed Change.

b. The parties anticipate that Changes hereunder may be required under circumstances not permitting sufficient time in which to meet the formalities described in paragraph a. above. In such event, both parties agree to use their best efforts to prosecute the work required as well as to fully define any equitable increase in compensation within a reasonable time after the Change is ordered by United.

c. Any Changes ordered hereunder shall be issued only by United's duly authorized representative or other designee appointed in writing in advance of ordering the Change.

                         PROVISION 13 - INDEMNIFICATION

a. Seller agrees to protect, defend, indemnify, and hold harmless United from and against all claims, demands, and causes of action of every type and character, without limitation, arising out of or related to performance of work under this Agreement

b. The indemnification provided in a. above shall apply to any action arising out of or related to the negligent or willful acts or omissions of Seller or its subcontractors, officers, directors, heirs, assigns, or employees. This indemnity shall not apply to claims - other than those described in c. below - proximately resulting from the sole negligence or willful misconduct of United, its directors, officers, agents or employees.

c. The obligation undertaken in b. above shall expressly include, without limitation, indemnification against injuries, sickness, disease (including occupational disease whenever occurring), or death of Sellers employees in any way connected with or resulting from the sole, joint, or comparative negligence of United, or of its directors, officers, agents, or employees, whether acting jointly or severally.

d. In the event Seller makes a claim against United, at law or otherwise, alleging damage to Seller as a result of any error, omission or other act arising out of or relating to this Agreement, and Seller fails to prove such claim or to prevail in any action at law or in equity, then Seller shall pay all costs, including reasonable attorney's fees, incurred by United in defending itself against such claim.


               PROVISION 14 - TERMINATIONS AND SUSPENSION OF WORK

a. The performance of work under this Agreement may be terminated or suspended by United in accordance with this Article in whole or from time to time in part whenever United shall determine that such termination or suspension is in the best interest of United. Any such termination or suspension shall be effected by delivery to the Seller by United of a written notice specifying the extent to which performance of work under this Contract is terminated and/or suspended and the date upon which such action shall become effective. In the event of such action, United shall pay Seller for all services rendered up to the effective date of termination or suspension (subject to Article 11(d) of the Service Agreement), and Seller may submit a proposal for equitable increase in the prices hereof to account for any costs of demobilization and direct termination expenses, to the extent such costs are solely attributable to the termination/suspension and are actually incurred and paid by Seller.


                       PROVISION 15 - PERMITS AND LICENSES

a. Except for permits and/or licenses required by statute or regulation to be obtained by United, Seller agrees to obtain and maintain - at its own expense - all permits, licenses and other forms of documentation required by Seller in order to comply with all existing laws, ordinances, and regulations of the United States and of any state, county, township, or municipal subdivision thereof, or other governmental agency, which may be applicable to Seller's performance of work hereunder. United reserves the right to review and approve all applications, permits, and licenses prior to the commencement of any work hereunder.

                         PROVISION 16 - REPRESENTATIVES

a. Both United and Seller shall designate a representative or representatives who shall be available during progress of work and who shall have authority to act in all matters concerning such services, excepting, however, such representative(s) shall not be empowered to amend or waive any term or condition of this Contract.


                        PROVISION 17 - EQUAL OPPORTUNITY

a. Seller will not discriminate against any employee or applicant for employment because of age, race, color, handicap, religion, sex, or national origin. Seller will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their age, race, color, religion, sex, handicap, or national origin. Such action shall include but not be limited to the following: Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, selection for training, including apprenticeship. Seller agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

b. Seller will, in all solicitations or advertisements for employees placed by or on behalf of Seller, state that all qualified applicants will receive consideration for employment without regard to age, race, color, religion, sex, handicap, or national origin.

c. Seller will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice advising the labor union or workers' representative of the Seller's commitments under this Equal Opportunity clause and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

d. Seller will comply with all provisions of the rules, regulations, and relevant orders of the Secretary of Labor.

e. Seller will include the substance of this Article in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order 11246 of September 24, 1965, as amended by Executive Order 11375 of October 13, 1967, so that such provisions will be binding upon each subcontractor or vendor.


                            PROVISION 18 - INSURANCE

a. Seller agrees to secure and carry as a minimum the following insurance covering all work to be performed under this Agreement

   (1) Workers' Compensation and Employer's Liability Insurance in an amount sufficient by virtue of the laws of the U.S., foreign country, state, or other governmental subdivision in which the work or any portion of the work is performed;

   (2) General Liability Insurance in which the limit of liability for injuries, including accidental death, shall be [*] for any one occurrence;

   (3) General Liability Insurance in which the limit of liability for property damage shall be [*] for any one occurrence;

   (4) Automobile Liability Insurance in which the limit of liability for injuries, including accidental death, shall be [*] for any one occurrence;

   (5) Automobile Liability Insurance in which the limit of liability for property damage shall be [*] for any one occurrence; and

   (6) Professional Liability Insurance subject to a limit of [*].

   (7) Contractual Liability Insurance sufficient in scope of coverage and amount [*] to cover the liabilities herein assumed by Seller.

b. All such insurance shall be issued by companies authorized to do business under the laws of the State in which all or part of the services are to be performed, shall be in form satisfactory to United, and shall contain a provision prohibiting cancellation except upon at least ten (10) days' prior notice to United. All such insurance policies will be primary in the event of a loss arising out of the Seller's performance of work. Certified copies of said policies or certificates evidencing such insurance and naming United as an additional insured shall be filed with United within 30 days after the date of this Agreement and within a reasonable time after any renewals or changes to such policies are issued.

c. To the extent permitted by law, Seller and its insurer(s) agree that subrogation rights against United are hereby waived. Seller hereby undertakes to reflect such waiver in any policy(ies) required under this Agreement.

d. Seller agrees to insert the substance of paragraphs a. through c. above in all subcontracts entered into by Seller to support work performed under this Agreement.


      PROVISION 19 - CONTINUATION OF WORK DURING THE PENDENCY OF A DISPUTE

a. No failure of Seller and United to settle any dispute or to reach any agreement provided for by the terms of this Agreement shall excuse Seller from diligently proceeding with the performance of this Agreement, except as otherwise expressly provided in this Agreement.


                PROVISION 20 - GOVERNMENT CONTRACTING PROVISIONS

a. This Agreement is subject to and governed by United's "Policy Statement on Business Ethics and Conduct in Contracting with the United States Government," dated February 1, 1989, made a part hereof, as such may be amended from time to time. The Seller covenants and agrees that the Seller and any others used by the Seller in the performance of services hereunder will comply with the laws and regulations applicable to contracting with the United States Government and with the "Policy Statement."

                   PROVISION 21 - NATIONAL DEFENSE INFORMATION

a. The Seller recognizes that United is engaged in the performance of contracts with the United States Government and that under such contracts United is required to meet various requirements as to the safeguarding and nondisclosure of information relating to the national defense. The Seller agrees, therefore, that the Seller and others used by the Seller in the furnishing of services hereunder shall comply strictly with all applicable laws, rules, regulations and requirements of the Government and of United with regard to such matters. The Seller further understands that failure to safeguard, or improper disclosure of, information relating to the national defense may subject Seller or any such others used by Seller to criminal liability under the laws of the United States, including Title 18 U.S.C., Sections 793 through 799, and Executive Orders No. 10865 dated February 20, 1960, as amended by Executive Orders No. 10909 and No. 11382, and modified by No. 12030; and No. 12065 dated June 28, 1978.


                            PROVISION 22 - KICKBACKS

a. Seller represents and warrants to United that neither Seller (including any of its officers, partners, employees or agents) nor any subcontractor or subcontractor employee has:

       (1) provided, attempted to provide, or offered to provide any kickback;

       (2) solicited, accepted or attempted to accept any kickback; or

       (3) included, directly or indirectly, the amount of any kickback in the price applicable to this Agreement or in the subcontract price charged by any subcontractor to a higher tier subcontractor.

b. In addition to any other remedies that United may have, Seller shall indemnify and hold harmless United from and against any loss or damage, including, without limitation, United's costs, attorney's fees, or any fines or penalties assessed against United, resulting from a violation of (i) the Anti-Kickback Act of 1986 or (ii) other pertinent federal, state, or local laws regarding kickbacks or commercial bribery, by Seller (including any of its officers, partners, employees, or agents) or by any subcontractor or subcontractor employee.

Exhibit H

               TECHNICAL ENVIRONMENT REQUIREMENTS FOR RUNNING [*]


Server Requirements:
--------------------

The server environment for the [*] Server Database for use on a network must have:

       1.      Network environment with shared file storage
       2.      10-20 Mb Free files space on network accessible shared drive


Client Requirements
-------------------

The computer to run the [*] Client Software must have:

       1.      Pentium Processor (or equivalent)
       2.      32 Mb or more RAM
       3.      At least 20 Mb free space on hard drive
       4. Microsoft Windows 95 Release 4.00.950 or greater or Microsoft Windows NT 4.0 or greater
       5. Network connection and authority to access and write to network drive where shared database file is stored (UTCMeasures.mdb)
       6.      Microsoft Access 97

                                                                       Exhibit I

                   Determination of MBO Bonus Upon Termination
                   -------------------------------------------


Assumptions:
------------

Product Spend Savings Goal:           [*]
Date of Termination:                  May 26

                                                         146 Days
Prorated Savings Goal:                [*] x  ------------  =  [*] Million
                                                         365 Days

******************************************************************************
Scenario 1:

MBO Savings
January 1 - May 26:                   [*]

                                                         146 Days
MBO Bonus:                            [*] x  ------------  =  [*]
                                                         365 Days

******************************************************************************
Scenario 2:

MBO Savings
January 1 - May 26:                   [*] Million

MBO Bonus:                            No MBO Bonus

                                                                       Exhibit J

                             United Sourcing Process
                             -----------------------

The goal of the United Technologies Corporation Supply Management Process is to select and manage the best possible suppliers. The detailed steps are outlined below:

#   Perform Procurement Analysis and Profile Sourcing Group (SG)

#   Develop Sourcing Strategy

#   Generate Supplier Portfolio

#   Develop Solicitation and Visit Suppliers

#   Evaluate Supplier Proposals

#   Select Competitive Supplier

#   Negotiate with Selected Supplier

#   Manage Transition Plan for Products and Services